Exhibit 99.1

CORPORATE PARTICIPANTS

Kevin Powers Snyder's-Lance, Inc. - Senior Director of IR

Carl Lee Snyder's-Lance, Inc. - President & CEO

Alex Pease Snyder's-Lance, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brett Hundley Vertical Group - Analyst

Jonathan Feeney Consumer Edge Research - Analyst

Akshay Jagdale Jefferies LLC - Analyst

Amit Sharma BMO Capital Markets - Analyst

Bill Chappell SunTrust Robinson Humphrey - Analyst

Michael Gallo CL King & Associates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to your Snyder's-Lance fourth-quarter 2016 financial results conference. (Operator Instructions). As a reminder, this conference call is being recorded. I would now like to turn the conference to your host for today, Mr. Kevin Powers. Sir, you may begin.

Kevin Powers - Snyder's-Lance, Inc. - Senior Director of IR

Thank you, operator, and good morning, everyone. With me today are Carl E. Lee, Jr., President and Chief Executive Officer, and Alex Pease, Executive Vice President and Chief Financial Officer. During today's call we will discuss our 2016 fourth-quarter and full-year results and discuss our outlook for fiscal 2017.

As a reminder, we are webcasting this conference call, including the supporting slide presentation, under the Investor Relations section of our corporate website at SnydersLance.com.

Before we begin I would like to point out that during today's presentation management may make forward-looking statements about our Company's performance. Please refer to the Safe Harbor language included in our presentation.

As a reminder, in the fourth quarter the Company closed the transaction to divest Diamond of California culinary nut business. Results from Diamond of California have been treated as discontinued operations.

During today's call we will be discussing results from continuing and discontinued operations and adjusted results that contain both continuing and discontinued operations and exclude special items for comparability. A reconciliation of GAAP results and non-GAAP financial measures is available in our earnings release and slide presentation, both of which are posted on our website. I will now turn the call over to Carl Lee, our President and CEO. Carl?

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Thanks, Kevin. Good morning. We appreciate you joining our fourth-quarter conference call. It is a privilege to be with you today to review our results and highlight the progress we made in 2016. As you know, it was a year of tremendous growth for our Company and we are proud of our team's many accomplishments.

In addition to completing a highly strategic acquisition and driving a successful integration, we have been busy unlocking all of the synergies associated with the deal. We also divested a non-core culinary nut business and grew legacy core brands by over 2%. I will review all of these results with you in detail and I am looking forward to sharing our plans to further drive shareholder value in 2017.

If you will follow me to slide 5, I will take a few minutes to discuss the results of the quarter. Overall, we delivered strong top- and bottom-line results in the quarter with our legacy core brands growing 6.1% and operating margins from continuing operations increasing to 9.5%. Total revenue grew 61% to $653 million, adjusted operating income grew 79% to $69 million and adjusted EBITDA increased 71% to $95 million. Adjusted earnings per share increased 23% to $0.38 a share.

Two unique factors impacted our bottom line by just over $0.02 per share. The first was an unfavorable walnut cost adjustment due to the sale of Diamond of California. In addition, the adjusted effective income tax rate in the quarter was higher than expected. This was due to the year-over-year loss of manufacturing credits associated with the treatment of NOLs from Diamond Foods. We also made a number of investments in our brands which are reflected in the bottom line that Alex will explain in more detail.

Please follow me to slide 6 and you will see that Snyder's-Lance legacy brand revenue continued to accelerate in the quarter. As I mentioned, core brands grew 6.1%, continuing the positive trends that you see in the chart. Total legacy branded net revenue increased 4.9%. We saw strong volume and net revenue growth across our core brands; performance was led by Snyder's of Hanover, Late July and snack factory.

On slide 7 you will see our IRI MULO results for the 13-week period ending December 25. These results are extremely exciting and show the momentum we are building in our core. We are outperforming the category growth in six of our eight core brand areas.

Snyder's of Hanover, beginning with it, we gained nearly 3 points of share extending our number one position. Our Pretzels, Baby! campaign has re-energized the entire category and we continue to improve velocity. Our braided twists, pieces, family size and gluten-free are all contributing strongly to this growth.

Lance sandwich crackers' share of 42% continues to lead the category. Continued strength in the club channel as well as growth in the 20 count sandwich crackers are driving consumption. In addition, gluten-free and our peanut butter items are performing well thanks to our campaign, Our Best Peanut Butter Ever, an important investment in quality that paid off yet once again.

Cape Cod is growing twice as fast as the category gaining 1.3 share of market for the quarter. Healthy base business trends, distribution gains, [ACV] display increases and larger sizes are continuing to drive growth and market share gains.

Pretzel Crisps was the fastest growing belly brand in the fourth quarter and driving share gains at an accelerated rate. Strong core -- the club performance is helping to drive distribution, dollar growth and velocity. We continue to innovate with enhanced flavors and the recently launched organic line and new offerings such as fruit chips, will expand our franchise further.

Four of the top 10 leading SKUs in the natural channel in the tortilla chip area are Late July, and it remains the fastest growing brand in the natural organic tortilla chip category. In the quarter we saw over 3 points of share gain. We continue to lead the way with distribution gains in the grocery and club channels thanks to leveraging the power of our DSD system and our railroad tracks to continue to expand ACV and distribution.

The Kettle Brands strengthen our position in the natural food channel and its better-for-you credentials are helping us expand ACV distribution. We are outperforming the category and building market share due to increased distribution as part of our enterprise sales program. Alternative channels continue to be the driver of growth such as clubs, up and down the street, and natural which are not covered by IRI or Nielsen. Kettle delivered nearly 0.5 point of share gains in the quarter.

Moving to Emerald, momentum continues with the small bag renovation and also the strong growth on cashews. We have made a number of product and packaging enhancements that we expect to see continued improvement from and growth. Emerald continues to hold this market share at 3% in the fourth quarter and is well-positioned for 2017.

Pop Secret continued to face some headwinds in the quarter. Our renovation plans are underway with early progress to report. We have launched a new print and digital campaign demonstrating the great taste of Pop Secret, introduced a new bonus pack to improve our value proposition and landed a number of key wins with retailers. We are working through our challenges and expect this category and brand will rebound over time. I'm excited about our marketing and innovation plans for 2017 and pleased with the progress that our team is making.

I will turn to slide 8. Let's take a few minutes to review our full-year results and briefly discuss our focus for 2017. Then I will hand over the call to Alex to discuss our fourth-quarter results in more detail and also our 2017 financial outlook.

On slide 9 I am pleased to report that we are delivering -- we delivered on our full-year targets we committed to for 2016. We generated $2.3 billion worth of revenue, legacy net revenue growth of 0.6%, which includes 2.1% growth on core brands. Incremental Diamond Food net revenue of $648 million. $311 million of adjusted EBITDA and adjusted EPS of $1.27.

All of these results were within our guidance range for the year. As I mentioned earlier, the unfavorable walnut cost adjustment due to divestiture of Diamond of California and the unfavorable tax rate reduced our EPS by about $0.02 in the quarter. I am very proud of our team for their tireless work during 2016 and the results that they will continue to deliver.

Join me on slide 10; let's reflect on a successful year. We have pointed to five specific achievements that drove both the strategic momentum and the top- and bottom-line results that we are discussing.

First, we streamlined our portfolio with increased focus on snacking options that are better-for-you; we drove market share gains across our core brands through innovation and execution; we reinvigorated the Snyder's of Hanover brand and expanded our leadership in the category; we increased operating margin through continuous improvement, and finally, we executed our Diamond Foods integration plan delivering our expected cost synergies and creating strategic advantages for the future.

Turning to slide 11. We have an industry leading portfolio of great brands focused on better ingredients, quality and taste. We are leveraging our better-for-you credentials to change the way the world snacks. This is supported by a successful and growing national DSD system as well as our direct sales organization. In addition, we are increasing our sales internationally by leveraging our European operation as well as exports with a focus on emerging markets.

In 2016 we significantly enhanced the Snyder's-Lance portfolio by adding great brands in attractive categories. The acquisition of Diamond Food almost 12 months ago added Kettle, Pop Secret and Emerald followed quickly by a small acquisition of the remaining interest in Metcalfe's skinny popcorn.

In addition to these brands these acquisitions also strengthen both our distribution footprint and international reach. And to maintain our focus on better-for-you and differentiated snacks, we divested Diamond of California at year end demonstrating our disciplined approach to capital allocation and strategic focus.

We ended the year with 33% of our sales coming from better-for-you products, which is a great accomplishment. This has been the -- better-for-you has been the key focus for all of our innovation plans for 2017. So expect our share of better-for-you snacks to grow quickly and you will see our sales mix of better-for-you surpass 40% in the next 12 months of our total sales mix.

Moving on to slide 12, I spoke earlier about the strong brand growth the team accomplished and will continue to deliver. Each of our legacy core brands produced growth through the year with the fourth quarter being the strongest and providing good momentum as we enter 2017.

We outperformed the competition in seven of eight categories, driving market share gains across our portfolio. We ended the year with number one or number two share positions in five of our eight core brand categories. Our brand trends will continue to grow because we are basically serving the consumer with what they are looking for with better-for-you ingredients.

Turning to slide 13, let's review our progress and move forward. We also have proven our capabilities to refresh and rejuvenate brands and drive leadership in well established categories. One example of our approach and track record is Snyder's of Hanover performance in 2016. The combination of new product innovation, (inaudible) better-for-you positioning, dynamic marketing and strategic spending resulted in expanding category leadership as an example of the track record in reinvigorated brands which gives us confidence as we deploy this approach for Pop Secret.

Join me on slide 14. Margin improvement has been and will continue to be a high priority for the management team. The delivery of synergies and ongoing continuous improvement will drive continued margin expansion. For 2016 operating margins from continuing operations maintained this positive momentum expanding 160 basis points to a record 8.8%.

During the second half of the year we returned to our historical trends of brand revenue growth highlighted by nearly 5% growth in the fourth quarter. We achieved significant cost savings through our enterprise-wide focus on margin improvement, including manufacturing productivity, cost reductions and improved capital -- capacity utilization, procurement excellence by leveraging our increased scale, logistic savings through freight optimization, G&A savings through streamlining the back-office functions and adding technology enhancements.

While scale will be a big driver of margins as we focus on the future and leverage our network and infrastructure, we will continue to focus on synergy delivery, improving productivity and implementing zero-based budgeting.

Slide 15 touches on the Diamond integration which has been successful based on the previous experience of bringing companies together. We have retained talented leaders focused on the customer, streamlined our back office. We are making significant progress in building a single results oriented culture focused on changing the way the world snacks.

We remain on track to deliver the $63 million in planned cost savings over the 24-month period that we have been discussing. Looking ahead to 2017 we will continue to drive procurement and scale-related savings, further streamlining our back-office systems and become more fully integrated and begin to accelerate revenue synergies from the deal. We will also focus on the move of Emerald production from the Diamond of California site to our facility in Charlotte, driving greater manufacturing efficiency and logistic savings.

On slide 16 let's review our investments in new categories. [As part of a] major product launch in the cheese cracker category, as well as variety pack section in salty snacks, we plan to begin investing the $10 million of acquisition synergies in 2017. These are better-for-you, important additions to categories where there are major consumer voids.

The decision to reinvest now has been driven by our consumer research and retail enthusiasm to support these new items. These introductions must be supported with consumer advertising and retail awareness to ensure they reach their full potential.

Turning to the next slide, let's look ahead to 2017. Our strategy is clear: we will change the way the world snacks through better than and better-for-you innovation, a portfolio of great products and disciplined execution. We will focus on three primary areas.

First, entering new categories with unique and powerful new products. As an example, as I just mentioned, we are bringing new innovation to the cracker aisle with our introduction of Wholey Cheese! snack crackers, they are gluten-free, no artificial color ingredients and they are 28% lower in fat than the leading brand of cheese crackers. In addition, we are launching our better-for-you variety packs addressing a major consumer need in that category.

Building retailer relationships by addressing their strategic needs to expand their better-for-you offerings is another important area as we partner and work closely with our retailers in one of the areas that they consider their biggest opportunity. We are leveraging our resources and our enterprise capabilities to meet their demand and this will drive our portfolio reach and allow us to expand our ACV.

Lastly, we will continue to be focused on margin expansion through our continuous improvement initiatives, delivering our Diamond Foods acquisition cost synergies and the implementation of zero-based budgeting. Alex will expand more on our ZBB approach in the coming months.

Moving to slide 18, as we continue to drive margin expansion we are also focused on continuing our investments in organic growth. This year we will invest in key strategic areas to bolster our product portfolio positioning and gain share.

These investments will include ongoing R&D investments as we look moving towards entering new platforms and new categories with very differentiated value added food. Innovation where we will continue to look at new formats and sizes and differentiate our snacks in a way that makes them very compelling for consumers.

We will continue to lean in on advertising to make sure we are talking directly to the consumers and sharing with them the great food that we make. We'll have to continue to work on retail activation supporting our DSD and direct teams with the tools that they need to drive visibility.

Including our earning growth assumption that Alex will discuss later in detail, our incremental investments across all these areas, particularly in advertising, consumer promotions and retail activation. When you have breakthrough innovation you must invest in order to ensure sustainable growth through consumer awareness, trial and activation.

We have to step up our share of voice and provide support for our new 2017 innovation. We are planning higher advertising and promotions in the first half of this year. Again, this is an incremental expense this year to support our entrance into some very strategic and important new categories with break out innovation.

Join me on slide 19 and you will see a snapshot of all of our innovation hitting the stores in 2017. And honestly, I cannot recall a more exciting group of new products over the entire course of my career. Between Cape Cod thins, Wholey Cheese! crackers, Late July dippers, the new Snack Factory veggie sticks and our better-for-you variety packs, I could not be more excited about what our team has worked on to deliver really truly breakout foods for this year.

We are keyed up for big new product ideas throughout the year. I know customers are going to love these products and I want to underscore how proud I am of the full team and their capabilities and ability to deliver the quality of food to the market.

Now I will turn the call over to Alex and detail -- and our furniture performance for the quarter and then review our outlook for 2017. Alex.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Thank you, Carl, and good morning, everyone. I will expand on Carl's fourth-quarter financial results commentary, discuss the implications of Diamond of California divestiture and then turn your attention to our 2017 guidance. Before I begin please note that I will discuss both continuing operations and adjusted results including the contribution of discontinued operations and excluding special items.

We posted strong fourth-quarter revenue meeting our internal expectations and guidance. Total fourth-quarter revenue, including discontinued operations, increased 60.8%. Organic growth for the legacy Snyder's-Lance business was 3.6%, comprised of 4.9% branded growth on 8% volume growth. We delivered a 0.7% increase in Partner Brand revenue and a 0.4% decline in Other revenue which is largely contract manufacturing.

The balance of the revenue growth resulted from the acquisition of Diamond Foods in February 2016 which contributed $231.9 million during the fourth quarter. As we have indicated, the Diamond of California culinary nut business is being treated as discontinued operations.

This business posted a strong fourth-quarter contribution of $96.4 million reflecting the seasonal strength inherent in the fourth quarter. There is additional detail in both today's press release and the supplemental tables of this presentation showing the contribution of continuing and discontinued operations.

Turning to operating income, the fourth-quarter adjusted operating income including discontinued operations increased 78.8% to $68.8 million or 10.5% of total revenue. Adjusted operating margin for continuing operations was 9.5% during the fourth quarter, consistent with the prior year.

The adjusted operating margin benefited from strong productivity gains, procurement savings, improved capacity utilization and the realization of synergies associated with the acquisition of Diamond Foods. Some of these improvements were offset by higher marketing and advertising spend, higher incentive compensation expense, and incremental acquisition-related amortization expense.

The higher incentive compensation is a reflection of low incentive payouts in 2015 versus a more normal pay for performance award this year. As the margin presentation implies, the Diamond of California brand enjoys a seasonally strong operating margin during the fourth quarter due to extremely high seasonal volumes and fixed cost leverage. For that business nearly half of the entire revenue generated during the year occurs in the fourth quarter.

Moving to slide 24, slide 24 illustrates fourth-quarter EBITDA, net income and EPS performance. Including discontinued operations, adjusted EBITDA increased 71.1% to $94.6 million or 14.5% of revenue. Adjusted EBITDA from continuing operations increased 39.5% to $77.1 million or 13.9% of revenue.

The improved adjusted EBITDA margins reflect the margin drivers we just discussed. It also illustrates the effect of the incremental intangible amortization created through the Diamond Foods acquisition that negatively impacted operating margin expansion year over year. Adjusted net income, including discontinued operations and excluding special items, increased 65.9% to $37 million or $0.38 per share.

As Carl mentioned, the adjusted effective income tax rate in the quarter was higher than expected; again this was due to our inability to use certain manufacturing tax credits resulting from the utilization of acquired net operating losses from the Diamond Foods acquisition.

In addition, we had a yearend walnut cost adjustment at Diamond of California. These items combined negatively impacted adjusted EPS approximately $0.02. We generated $189.3 million of free cash flow during 2016. This includes $261.2 million of cash from operations and nets out $73.3 million in capital expenditures largely related to growth investment.

In addition, we reduced our leverage to 3.8 times around year end. Because the transaction was completed on December 31 the balance sheet as of yearend does not reflect the impact of this payment, which occurred on the first business day following the sale. We expect to reduce leverage to approximately 3 times by the end of 2017.

Turning to slide 26, let me discuss the financial implications of the divestiture of Diamond of California. As we discussed when divestiture was announced, the sale of Diamond of California enhances our focus on high-growth, better for you snacking categories and reduces the inherent volatility related to commodity exposure. We realized $129 million of net proceeds after working capital and other adjustments.

On a GAAP basis we reported a book loss in discontinued operations of $32.6 million. This was due to the required allocation of $39 million of enterprise goodwill required by GAAP accounting rules. Absent this allocation we would have reported a net gain of approximately $7 million on the sale.

Looking forward to 2017 we now expect the divestiture to reduce the EPS accretion associated with the Diamond Foods acquisition by about $0.14 per share. This estimate reflects the loss contribution of Diamond of California operating income as well as the reduction in our synergies from $75 million to $63 million as a result of synergies associated directly to Diamond of California in addition to stranded costs in the near-term that we expect to eradicate by the end of the year. It also includes a reduction in interest expense of approximately $3 million as the Company used the majority of the sales proceeds to pay down debt.

Before I turn to our 2017 financial outlook, I wanted to briefly discuss the new presentation of our income statement and highlight the balance sheet as well.

On slide 27 you will see the new presentation of our income statement. Our GAAP financial results moving forward will reflect continuing operations all the way down to net income. This will enable you to see the comparability of results in the continuing operations of future periods without the effect of Diamond of California embedded in the 2016 results.

Taking a quick look at the 2016 yearend balance sheet, note the receivable from the sale of Diamond of California as well as the deferred tax liability. This DTL is net of the DTA from the NOL carry-forward acquired through the acquisition that was unaffected by the sale. As we use the acquired NOL to offset taxable gains you will see the balance fluctuate from quarter to quarter.

Please turn to slide 29. Today we are initiating our 2017 guidance. For 2017 we expect to generate revenue in the range of $2.25 billion to $2.29 billion or 3% to 5% growth over 2016. And adjusted EPS of $1.32 to $1.42, which represents growth of 19% to 28% versus last year. We forecast adjusted EBITDA to be in the range of $330 million to $345 million.

Additionally, we forecast capital expenditures in the range of $90 million to $100 million as we have a number of growth and productivity-related investments planned. The tax rate is expected to be 33.5% to 34.5% and interest expense is forecast to be between $32 million and $35 million. We are basing our EPS guidance on about 98 million weighted shares outstanding.

Our guidance reflects the good branded sales momentum exiting 2016, the realization of our Diamond synergies in line with our targets, continued improvements in margins from our enterprise-wide cost savings efforts and the investments in growth that Carl outlined earlier.

I should also mention that while we don't provide quarterly guidance, it is important to note that our business does carry some back half seasonality. This combined with a number of the first half investments that Carl mentioned will drive the bulk of our year-over-year EPS and operating margin accretion to fall in the back half of the year. With that I'd like to open the line for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Brett Hundley, The Vertical Group.

Brett Hundley - Vertical Group - Analyst

Alex, just very quickly, on your 2017 guide is interest expense kind of where you thought it would be back when you are having your call in November on the divestiture? The reason I ask is operationally your guidance is very much in line with what we had expected. It is below the line items that are maybe having more of an impact on EPS. So I just wanted to get your thoughts on interest expense and if that had changed at all.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

No. Our outlook on interest expense really hasn't changed much. But I would say there is a couple things that are going into it. Obviously we had the pay down in debt and we will continue to use our free cash flow to pay down debt net of CapEx. Then you also have a slight uptick in interest expense driven by the outlook in the LIBOR forward curve. I think that is influencing it.

We also entered into a series of swap transactions which will be effective in the middle half of the year effectively moving a portion of our variable rate interest to fixed-rate interest to limit that exposure going forward, which will have a short-term impact of increasing the weighted average interest rate slightly. So that is the (multiple speakers).

Brett Hundley - Vertical Group - Analyst

Okay. I appreciate it. And then just two others. First, on the ZBB announcement, I think Carl mentioned that maybe you guys would talk about this in coming months. But up front here, I just wanted to ask you maybe how long you have been planning this, when it might go in and have you worked with anyone outside for help on this?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

So maybe in reverse order. No, we are not using anybody from the outside of the Company. Really if you look at the investments the Company has made in some of its [business] intelligence tools and just the integration of the systems, we really don't anticipate a huge need to leverage outside help except for maybe some serge analytic capacity.

In terms of your question regarding planning, we basically dedicated the fourth quarter to getting a lot of the internal plumbing up and running. We initiated sort of an immediate step right out of the gate in the beginning of the year to go after some of the low hanging fruit. And then we are putting in place and more fulsome effort that will really start to bear fruit towards the last half of the year.

So the short answer to your question is, the effort is very much in flight now. We expect to begin delivering benefits through the P&L by the end of the year with a full run rate impact going into the 2018 budget season.

Brett Hundley - Vertical Group - Analyst

Okay, wonderful. And then, Carl, just one for you. Apologize, it is not as much operational, but a competitor of yours was in the news recently with regards to a decision to move away from DSD and over to warehouse. And your own DSD model varies in numerous ways.

But I was wondering if you might be able to reeducate us on some of the benefits of your own model? How you are going to look to leverage that model going forward. I know you have numerous channel opportunities that you have spoken about previously. And whether or not you would ever look to make any changes to your own model? I appreciate it.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Thank, Brett, for the question. I think you set it up nicely. I think the best place to start is the difference between some of the models that are out there. I think first (technical difficulty) you have to look at the areas that we serve in the store. Our DSD business was built primarily to serve as the salty snack aisle. And there you have much higher philosophy and higher turnover and even a greater need for merchandising.

So that really is the primary reason for our DSD, but we have been able to use it and expand it over into the cracker aisle. So a lot of our activity and participation is around the salty snack aisle, but it is nice to be able to have that capable person in the store selling and merchandising sandwich crackers as well.

So it has actually been very incremental to work multiple categories in multiple aisles for our DSD system. So I think that is the biggest single difference is the velocity that we see on our system and the turnover of our SKUs versus what you would see on the cracker aisle, which is much less.

I think that going a little bit further, we do run an IBO model so that as we add routes we are not adding expense, we are adding an incremental opportunity to grow our business without the capital associated with it and we will continue to add routes. I think the other thing is we have kept our IBO model very up-to-date and very current making sure that we have got the latest best practices in place and our latest learnings in place to protect both the IBO and quite frankly protect the Company.

So we are bullish on DSD and bullish for the reasons I described. And see it as a key component of our future growth and our ability to leverage it even more. I am excited about having it in place. When I talk about supporting Wholey Cheese!, supporting the variety packs, supporting the Cape Cod thins, we'll be able to get execution in the marketplace much greater than we would if we were trying to move anything through the warehouse.

Brett Hundley - Vertical Group - Analyst

Great, thanks, guys. Nice job this morning.

Operator

Jonathan Feeney, Consumer Edge.

Jonathan Feeney - Consumer Edge Research - Analyst

Two questions, please. Could you quantify as specifically as you could the -- maybe quantify specifically as you are comfortable the amount of increased relative marketing investment and comment maybe given the pretty strong performance of your legacy business? Is the timing of this increased marketing maybe lined up against the acquired Diamond brands that are in the portfolio? Because it seems like the legacy business is growing its top line very, very nicely.

And secondly, I am trying to get through the math a little bit on the divestiture. If it is $0.14 dilutive versus your prior plans and say your debt is at 4%, that means somewhere in there there is something like a $24 million contribution pretax that was expected, maybe half of which you say is reduced synergies. But I am trying to understand if that is the right expected contribution you had had or if there is other things I am missing as opposed to that $0.14 of dilution you are talking about. Thank you.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Jonathan, thanks for the question. I will take the first one and let Alex handle the second one. You asked first of all about the step up in marketing. I think as a general rule we try to step up our marketing each and every year. Our traditional marketing spend is not where I would like to have it and it is not in keeping with probably a lot of our competitors. So we need a gradual increase every year just to support all of our current core brands.

We are talking about a step up beyond that and incremental spending beyond that, much higher than what we would normally spend to support primarily our new innovation. We are spending on Diamond, we are spending on Diamond Brands, that would be Pop Secret, that would be Emerald, to continue to make sure that those brands deliver the results we are expecting -- and also Kettle.

So there are some incremental marketing spends on the brands that came in with the acquisition. But a lot of the incremental spending will go against our new innovation. We are entering some new categories with some really great outstanding food and we just want to make sure that they have a chance to live up to their full potential by making sure that consumers are aware of them, we drive the trial, we drive the activation.

So I think a lot of it is going into great new food that is going into some important categories, but we have got some real strategic advantages by being unique and different than what there is there today. And all of our new brands really carry a very important better-for-you claim and they are entering some areas where there really is a void of better-for-you items. So I think we have got a great chance to step it up with the marketing to support them.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes, so, Jonathan, let me try to help you with the dilution calculation. There is a couple things going into that. I think your $24 million of pretax contribution may be elevated a little bit for a couple reasons. First of all, if you just look at the margin in the back half of the year you will see that that is reflecting significant leverage.

About 50% of Diamond of California sales happen in the fourth quarter. So, on a run rate basis that business' operating margins are probably more in line to slightly south of what the legacy Snyder's-Lance operating margins look like.

Second thing that I would point to is because of the way the discontinued operations calculation works there is a significant amount of stranded overhead that remains with the continuing piece of the business and doesn't go with the discontinued piece of the business.

So right now, just to give you a sense of scale, the SG&A weighting on the discontinued piece of it is only about 18% versus what we see on the continuing side. So it is a little bit of a fiction of the accounting. We expect that to be less dilutive over time as we will take out a number of those stranded costs on the continuing ops side of the business. But that is sort of the reflection in the outlook for 2017.

Jonathan Feeney - Consumer Edge Research - Analyst

That is presumably something you will be addressing over the course of the year. So maybe it has less of an impact in 2018 and going forward.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes, that is exactly right. And I am happy to take you through more detail on how the math works.

Jonathan Feeney - Consumer Edge Research - Analyst

That is actually real -- that is actually very, very helpful. Thank you.

Operator

Akshay Jagdale, Jefferies.

Akshay Jagdale - Jefferies LLC - Analyst

Just thanks for the extra clarity on pretty much all the moving parts here. But can you -- I think you mentioned 3% to 5% growth on a pro forma basis. Can you confirm that I mean that is like-for-like? And then just give us some sense of core brands versus total portfolio? Some color for a bit build up to that 3% to 5% growth?

And if I am not wrong, this year the growth was sort of flattish, right? Organic growth was maybe 50 basis points on a reported basis. So can you bridge the gap between where we were this year and the acceleration that we are expecting? I am guessing none of that is coming from category growth. Part of that is also coming from divesting the nut business. But just help me bridge that if you can.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes, let me try to unpack it a little bit for you, Akshay, and I'm sure Carl will want to add some color. So I am not sure entirely what you mean by 3% to 5% growth on a like-for-like. Yes, it is a like-for-like pro forma 2016 over 2017 is the way we're articulating that.

As we break it down the substantial piece of that is coming from the core branded piece of the portfolio, a lot of that is being driven by continued acceleration of Snyder's of Hanover, Kettle is performing very well. We have very strong plans in place for Pop Secret to begin the renovation process that Carl mentioned. So really we feel very good about the core -- the core as you saw it in 2016 and then on top of that a lot of the innovations that Carl mentioned.

Against that you have also got the allied brands, the Partner Brands and then contract manufacturing. So in this year, the beginning of the year we faced some headwinds in contract manufacturing as well as Partner Brands that offset a little bit of the strong growth that we saw.

So when you think about kind of flattish growth year-over-year in 2016, that was driven by a couple things. First, our growth really accelerated as you went from the first half of the year towards the back half of the year. So what you are seeing in the fourth quarter represents more of the momentum that we anticipate to continue building on in 2017. That is piece one.

Piece two, is we saw some headwinds in both the partner allied brand side of the business as well as contract manufacturing we anticipate offsetting in 2017. So that won't be nearly as dilutive in terms of the impact that we anticipate. So hopefully that provides a little bit of color. Carl probably wants to add something on top of that.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

No, you did a good job, there is not much to add. I think that just to reiterate some of the points that both you and Akshay made. I think number one this is our historical trend. So we are returning to our historical trends of 3% to 5%. I think that as you look at Q4 there was good momentum coming into the year. And we are comfortable once again bringing that up as our target at 3% to 5%.

So I think it is between -- it will be primarily all of our brand growth which will hopefully create some category growth to your point. And it will also be supported by some of our consumer events, consumer promotions and our new innovation because we have got some great innovation based in each one of our core brands.

Akshay Jagdale - Jefferies LLC - Analyst

Okay. And just when you -- if I am reading your commentary correct on sort of DSD with Kellogg exiting its DSD. So basically you guys are believers in DSD and you believe that having it will result in share gains, right, which you have shown -- you have shown in your results that you are gaining share.

But is that essentially -- if we are just looking to quantify the positive impact of DSD, if you execute it well you feel like you can grow above your category growth rate. Is that a good way to characterize your comments basically or summarize them?

Carl Lee - Snyder's-Lance, Inc. - President & CEO

It is a good way to summarize them [on account] to characterize them as well. I think that DSD remains very important. You talk to us internally about our ability to leverage it for better execution at the store level and better service at store level. Keeping our in stocks in great shape, getting our displays out, getting our new products in the market quickly. Those are all fundamental reasons why DSD is very important.

I think if you talk to retailers they will still reiterate that DSD is very important to make sure that you are able to deal with things like the recent Super Bowl and you have got a chance to be able to merchandise the stores very quickly for that. I think the turnover of our categories are much higher and that is another important reason.

So we have got high confidence in our DSD and prefer that system to go to market. We do complement it with a lot of direct sales going into the club channel, going into the dollar channel, a little bit to C-stores out West. So we are focused on distribution first and foremost.

And DSD for center of store where you have got high turn, high velocity perishable items to deal with; perimeter and kind of traditional center of store we may go directly, we do with Pop Secret our Snack Factory. So we have got a complementary DSD plan, but also a complementary distribution plan that covers the entire store. So we remain very positive about our DSD operation.

Akshay Jagdale - Jefferies LLC - Analyst

Okay, and just -- Alex, just one just in general. So you have been at the Company I don't know how many days or months, but you have had now some time to be at the Company. Can you give us like two positives that you have seen relative to what you were expecting and maybe two things that are things maybe you can work on more than you thought coming in?

Just overall just trying to gauge where the organization is in your opinion relative to what you are expecting. And if you can give us a little bit of a balance to you with positive and negatives, that would be great. Thank you.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Well, I have got our friend Mr. Powers here feeding me the answer that clearly the Investor Relations program is exceptional. But I don't think that is what you were pointing to. I guess the biggest positives that I would say in terms of things that I have seen right out of the gate, really it is the strength of the innovation funnel that we have got.

So on top of the core brands and some of the growth that we have demonstrated in the core brands, I really can't say enough about how good I feel about the R&D pipeline, the innovation, the products that we have coming to the market in 2017. And then I also feel very excited about the ability and willingness of the Company to invest behind that.

So I think unlike what you see in a lot of the other comps in the market, we really have a strong growth story that the Company is investing behind and really putting its resources behind. So I think that is probably the most exciting positive.

I think the second thing that is pretty exciting for me is the level of investments that the Company has made around an integrated strategy an integrated set of systems, kind of all of the infrastructure and integrated culture.

So frequently when you look at a Company that has grown through acquisition you tend to see an under-investment in integration, an under-investment in creating one culture, an under-investment in creating a single kind of strategy. Here I think Carl and the team have really done an exceptional job at creating an infrastructure and a set of systems tools, whatever it is, to take the Company to the next level. So I think that has been two just very, very positive things.

In terms of opportunities, I think as Carl mentioned, we continue to really need to invest in the margin performance and we are going to do that both through driving top-line performance, but then also driving some of the process efficiency and improvements that we have talked about, whether it is ZBB, continuous improvement, procurement efficiencies, whatever it is. I think that needs to continue to be a focus.

And then, look, I think while we have delivered a bunch of great innovation for 2017, I don't think you can ever get off that requirement with as quickly as the market changing and evolving in front of us. So I think just staying ahead of that innovation pipeline and continuing to be willing to invest is going to be important. So that is just sort of my early read.

Akshay Jagdale - Jefferies LLC - Analyst

Thank you, I will pass it on.

Operator

Amit Sharma, BMO.

Amit Sharma - BMO Capital Markets - Analyst

A couple of questions. Let's talk about sales first. Your branded portfolio in the fourth quarter was up 8% on volume and then about 5% total. So negative 3% price mix. As we look to 2017 should we expect this type of volume price mix to continue in 2017 as well?

Carl Lee - Snyder's-Lance, Inc. - President & CEO

I think -- thanks for the question because I want to make sure we deal with that one and we provide some clarity around it. Appreciate you bringing it up. I think as we talked about in previous quarters, a lot of that is driven by our channel shift.

As we drive [down] expanded distribution and growth in the club channel or the dollar channel or other direct areas, typically the pricing is a little lower because the distribution model is different but the margins are a little bit better. And so you may be selling a larger size at a smaller price per ounce is a perfect example to characterize that. So a lot of that is happening there.

So it is not so much pricing by itself. A lot of it is indeed just shifting the price per ounce based on different channel allocations. So that will continue.

I think that you will continue to see this in 2017 because there is some more channel growth that we need to expect in some of the alternative channels outside of traditional supermarkets and mass merchandisers where we leverage our DSD system so effectively. So you will continue to see that. So I think that that should begin to address the difference between the 8% on volume and the 5% on revenue.

Amit Sharma - BMO Capital Markets - Analyst

So just so I am clear -- I'm sorry, go ahead.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

No, go ahead.

Amit Sharma - BMO Capital Markets - Analyst

(Inaudible) if I understood it well, it is not a drag on your margins even though you have negative net price realization.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

The way I might think about it, Amit, is there is sort of a shorter-term and a longer-term effect that you are seeing. I think on the shorter-term what you are likely to see is it is costly to drive some of the modernization of the brands that we have talked about. We saw that in Snyder's of Hanover at the beginning of the year. We have seen the level of investment in Pop Secret to get that to where we want it to be. I think we will continue to see some of that investment.

Those are clearly short-term decisions that have very accretive long-term returns. I think you will see the same on some of the innovation, so there is pieces. And I won't get into specifics -- but there is pieces of the innovation pipeline that will require investment and over the short-term may be dilutive to margins. Certainly over the longer-term that won't be the case.

So I think the long-term answer to your question is, no, we don't see it as being dilutive to the profitability of the overall portfolio. But you may see some short-term fluctuation.

Amit Sharma - BMO Capital Markets - Analyst

And short-term is generally about a year, is that how we should think about that?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes, probably even a little bit less than that. If you were to look at the Snyder's of Hanover case, I would say that was sort of more of a quarter to two quarter phenomenon.

Amit Sharma - BMO Capital Markets - Analyst

So if we start with that premise then you talk about ZBB coming online toward -- I'm sorry, (inaudible) contributor was the end of this year. You have some of the incremental spend normalizing, you remove your stranded costs let's say in the second half of this year or towards the end.

I mean doesn't that bode for margin expansion to -- I mean you are already showing a pretty sizable margin expansion in 2017 versus 2016 based on the guidance. Shouldn't that expansion take up a little bit more in 2018 as well?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

I think -- if you look to 2018 I think we would continue to see ongoing margin growth. That said, we are going to continue to invest in innovations and new products. So we view a large piece of the strategy around growth and building the better-for-you brands, which will require a level of investment.

So I think -- I don't think we are being conservative in terms of the numbers that we are putting forward at all. But I don't think this is just about getting cost out of the business and improving margin.

Amit Sharma - BMO Capital Markets - Analyst

All right, okay, just two more for me. Sorry.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Alex brings up an important point because I think as we have also talked about, our overall marketing spend today and even R&D and innovation is not at the level of our peers, and we are going to have to continue to step that up and close that gap. But we have got to do that in the world of also expanding our margin.

So it is a delicate balance to make sure we are doing both. And we are doing that in 2017, we are stepping it up early in 2017 to support some really breakout innovation. But we will have to continue to do that in 2018 and going forward. But we have got to self fund those investments and we also make sure that we are enhancing our overall margin.

Amit Sharma - BMO Capital Markets - Analyst

And, Carl, on that point where do you expect them to be in a one-year or two-year time frame, your A&P spending as a percent of sales or any other metric that you'd like us to think of?

Carl Lee - Snyder's-Lance, Inc. - President & CEO

We really haven't broken it out individually as far as targets for this year and I would hate to do that now. I think that it is just important to know that we are going to continue to increase those and ramp those up over time. I think if you look historically -- and that information is available -- we have stepped up in marketing, we need to continue to do it.

But I would even look beyond, as I mentioned, this R&D and innovation because the new items we have got this year are completely unique and different. They are not flavor extensions or line extensions or anything like that. This is truly new food, a lot of which we were able to create internally because of our expanded capabilities and talent that we have got with the addition of some of the acquisitions we have made over the years.

So, expect us to continue to focus on better-for-you and really bring out better ingredients, better quality and better taste and leverage that to help our retailers expand their reach in some of the category growth.

Amit Sharma - BMO Capital Markets - Analyst

Got it. And the last for me, Alex, what is your view on the commodity cost for 2017?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

So, there are sort of two pieces of that, two answers to that question. The first answer is we think we have lived through a period of deflationary pressure on commodity prices that we benefited from and I think we are probably at the end of that. So I think we see a steady uptick in commodity prices going forward.

The second answer to that question is we are pretty thoughtful in terms of how we secure long-term contracts for commodity prices. So I think our risk associated with that, at least in 2017, is mitigated pretty significantly.

Amit Sharma - BMO Capital Markets - Analyst

And given that you still have negative price realization, your gross margin -- should we expect the cost savings will overcome that slight inflation of commodities?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes. I think you should see -- you shouldn't see any compression in gross margin.

Amit Sharma - BMO Capital Markets - Analyst

Got it. Thank you so much.

Operator

Bill Chappell, SunTrust.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

I just want to go back to the synergy number and just make sure I am looking at this the right way. I mean if we go back, the base earnings for Snyder's-Lance was about $1.01. And I think with the synergies you are talking about is $53 million net, that is about $0.36 EPS, granted that is through the first part of 2018. That gets me to $1.37, which is the midpoint of your range.

So I guess with that in mind: A, am I looking at it the right way; and, B, can you maybe give us an update, did you get the full 50% of the synergies in the first 12 months? Are they more backend loaded than we were expecting? Have there been any incremental synergies found since then because we are still kind of sticking on the provisional number given I guess 18 months ago?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes, let me take that and I am sure Carl will build on it. A couple things that are going on that make your math a little bit harder to do. But directionally I would say your math is right. Yes, the synergies are a little bit more backend weighted I think. But we have -- and we do have confidence that we'll realize the full value of those synergies.

There is a couple of sort of headwinds that are inflationary effects that I think you need to understand. One is the impact of the incremental amortization that we have talked about. The second is the impact of incremental share price dilution going from $93 million last year, $97 million at the end of this year, $98 million in 2017. So those are two pieces.

And then there is a big piece which is some headwinds on medical expenses and essentially compensation-related expenses that are offsetting some of what you see pulling straight to the bottom line.

And then the last piece of the equation is a modest FX impact headwind of about $0.01 a share. So those are all some of the puts and takes that make it harder to just do the straight math that you did, Bill. But directionally the way you are thinking about it is right.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

So in looking at it that means the base number has gone down or it means the synergy number is maybe not fully $53 million?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

I would say against the synergy number that you are mentioning I am trying to give you some transparency on some of the offsets to that number.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. And in terms of finding incremental synergies, I mean in terms of manufacturing or logistics or anything since that initial number we gave out I guess in November of 2015?

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

Yes. And so there are incremental synergies to be sure. I think the biggest that we will see, at least in 2017, with more of a full-year 2018 impact is the relocation of the Emerald facility from Stockton to Charlotte, that obviously wasn't contemplated in the original deal. But it is a synergy that we see as a part of the divestiture. We also in starting really late half of 2017 moving into 2018 we see a number of synergies related to the revenue side of the business that will start to flow through as well.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Just to add one small thing, but I think you are aware of it. It's the timing itself. To your point it's over the 24 months, but the first 12 months really don't end until March 1 of this year. And then it will carry over to March 1 of 2018. So, the timing there has got to be taken into account as well. So, some of it will flow into the first quarter of each new year.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. And then just one follow up to Amit's question. So is the belief over the next few years that there is room for margin improvement? Or is this really a focus on doing 3% to 5% growth in margins that are relative -- with minor gains? I guess trying to understand how to compare you versus others and what is the potential down the road.

Alex Pease - Snyder's-Lance, Inc. - EVP & CFO

No, I think absolutely, as Carl mentioned, the balance that we are making is delivering a steady trend of ongoing margin improvement with continued reinvestment in the business to drive growth. And I think that is a little bit of the balance. But certainly our expectation as a management team is to continue to drive both margin expansion and ROIC improvement over the near-term -- over the near- and longer-term.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

I just want to reiterate that point and just add to what Alex shared. I think you saw margin expansion in 2016, you saw margin expansion in 2017 -- I mean, sorry, 2015, you saw margin expansion again in 2016 and they were planning margin expansion in 2017. So it is clearly one of our key accountabilities. We do have to, unlike other companies, put some of it back into growing the business. But clearly margin expansion remains a top priority for us.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay, and last one for me just on Pop Secret, you said it would improve over time. Would over time be 2017? You did mention some new distribution gains and other things. Could we see that this year?

Carl Lee - Snyder's-Lance, Inc. - President & CEO

I think as we begin to get further into the year you will see some additional changes there as we get a chance to roll out some of the innovation we have got planned, some of the other renovations and reinvigoration plans that we have got in store for it. I think you'll continue to see some gradual improvement.

I just want to make sure that you understand that a lot of the brands that we have kind of reinvigorated over the years were ones that might have dealt with just a year or so of maybe some softness and maybe just a year or so of a little bit of lapse on marketing or innovation.

The popcorn category, the microwave popcorn category has not really had much excitement or innovation really for about four or five years. So we are really bringing consumers back on a frequency basis, back after a number of years not having a lot of news.

So this one will just take a little bit longer, but we remain very bullish on the plans that we have got to not only get the results we want for Pop Secret but to really bring some more life back into the category. So I am being cautious, Bill, on the timing, but certainly very bullish on the plans.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Got it, thank you.

Operator

Michael Gallo, CL King.

Michael Gallo - CL King & Associates - Analyst

Just two questions, a question and a follow up. First, on the revenue growth you are contemplating for 2017. What should we expect in terms of the mix of that between price and volume? Would you expect price realization for the full year to continue to be negative or do you expect it to flatten out with volume continuing to be strong?

And then also, Carl, I know you alluded to it in your prepared remarks you were beginning to see some of the renovation at Pop Secret bearing fruit. I was wondering if you can give us some more specificity on what specifically you were referring to there. Thanks.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Let's jump in with I think as far as the price realization, I think as we talked about you are going to continue to see some channel shift. And it is not so much shift itself as just faster growth in our direct channels versus our DSD channels. And when we grow those faster it does kind of take down the price per ounce. And that does equate to a little bit of higher growth on volume versus overall pricing.

So I think we will continue to see that. We will see a little bit more investment in some of the things we have talked about the early part of this year around the consumer side, also around the marketing side and then consumer events. So that will play in. So I don't think we are going to see immediate price realization anytime soon. But what we will do is continue to see total growth and total kind of margin expansion. That is going to be the real measure that is going to be important for us.

I think in regards to Pop Secret, we were able to get advertising back online in print during the fourth quarter. We saw some consumer frequency purchases and things like that begin to improve. We saw some other key metrics begin to improve. So while it was off kind of early, we did see some very good response early in the early days -- the bonus pack as far as the support from the retailers and display coverage and take home there we also saw it.

So I think we saw the excitement of energizing the category working, albeit very early and albeit not quite as much as we'd like to see. We saw some very quick response to the activity we had in Q4. That gives me reassurance that the activity we have got planned for this year will also perform quite well.

Michael Gallo - CL King & Associates - Analyst

Thanks, very much.

Operator

Thank you. And that concludes the question-and-answer session for today. I would like to turn the call back to Carl for closing remarks.

Carl Lee - Snyder's-Lance, Inc. - President & CEO

Thank you, Nova. We appreciate your help as our operator. Just to wrap it up, I want to thank you again for joining our fourth-quarter call. I want to just kind of call out 2016 as really a transformational year.

We were able to purchase a major Company and at the same time spin off a key brand. And at the same time we were able to deliver against all of the financial targets that we talked about with you throughout the year. So we achieved all of those targets and delivered what we talked about.

I think as we look at 2017 we are very well positioned to continue to expand margins, to continue to grow our brands, increase our market share, expand our footprint and enter some very important new categories and support those with some break out food.

So I think just in final close would be we want to recognize the great team that we have here and to thank all of my team mates for all of their contributions in 2016. I know they are working hard and they have done a lot to really grow our business and support our customers and our consumers.

So we are blessed with some very talented and very committed people who are working hard and I just want to acknowledge that as we wrap up our call and think again all my team mates for all they do day in and day out.

We are looking forward to an exciting 2017 and we appreciate your continued interest in our Company. And we are focused on changing the way the world snacks and we are going to do it with better ingredients, quality and taste and continue to bring better-for-you items to categories that need them. So have a good day and thanks for your time.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the call. You may now disconnect. Everyone have a wonderful day.